Personal & Confidential

November 24, 2013 Bill Stone Re: Offer Letter Dear Bill:

     We are pleased to offer you the position of President and Chief Operating Officer ("PRES/COO") with Mandalay Digital Group, Inc. (the "Company"). Your first day of employment will be November 25, 2013. Below are the essential terms of the offer of employment:

1.	Position. You will serve the Company in a full-time capacity as a the President and, Chief Operating Officer of the Company, having the duties and responsibilities which are customary for a PRES/COO in a similarly situated company and that the Company’s Chief Executive Officer ("CEO") shall determine, subject to the direction of the Board of Directors of the Company. At the reasonable request of Board of Directors or the CEO of the Company, you shall provide services to subsidiaries and affiliates of the Company, without additional compensation becoming payable.

2.	Compensation and Benefits.

	a.	Salary. Your salary will be paid on a bi-weekly basis at a pre-tax rate based on three hundred and fifty thousand dollars ($350,000) per year and subject to appropriate withholding and deductions.

	b.	Bonuses.

		i.	Annual Bonus. You shall be entitled to be paid an annual incentive bonus in cash, in an amount up to one hundred percent (100%) of your Salary based upon satisfaction of performance-related milestones consistent with the milestones of other C-level Executives (eg. CEO, CFO) within the Company, as determined by the CEO, Compensation Committee and you in good faith.

		ii.	For the purposes of clarity, You and the Company agree that upon your signature of this Offer, any bonus provisions under Exhibit A of that Employment Agreement between You and Company’s subsidiary, Digital Turbine, Inc. ("DT") dated August 1, 2012, shall no longer apply and you shall no longer be eligible for bonuses under that Carrier Contract or OEM bonus structure.

	c.	Stock Option Grant. Upon receipt of approval from the Board of Directors (the date of such approval being the "Grant Date"), Company shall grant you "non-qualified" options to purchase three hundred thousand (300,000) shares of Company’s common stock under Company’s 2011 Equity Incentive Plan, subject to the terms and conditions specified in such plan and in a Stock Option Agreement having the material terms specified in this subparagraph (the "Stock Option Agreement"), which options shall vest as follows: 1/3

2811 W Cahuenga Blvd. Los Angeles, CA 90068 USA P. +1 818.301.6231 F. +1 818.301.6239

following the first anniversary of the Grant Date, and thereafter, on a monthly, pro-rata basis over twenty-four (24) months.

3.	Long Form Agreement. You and the Company understand, acknowledge and agree that this offer letter shall be replaced by a long form employment agreement that you and the Company shall negotiate in good faith but whose terms shall mirror, in a consistent fashion, the terms of the existing Company C-Level Executives agreements (CEO agreement attached hereto as exhibit A as a precedent) but appropriate to the difference in roles between you and such other C-Level Executives. Such mirrored terms shall include but not be limited to: Incapacitation, Removal for Cause, Vesting under a Change of Control, Extent of Service, Termination, Confidential Information, Non-Solicitation and Cooperation, Arbitration, Integration, Assignment, Enforceability, Waivers, Third Party Beneficiary, Notices, Counterparts, Directors and Officers Insurance, Section 954 of the Dodd Frank Act, Section 409a Compliance and Withholding.

4.	Term. Subject to the termination provisions of the long form employment agreement, your employment term shall be two (2) years, i.e., twenty-four (24) calendar months, from the date that you accept this offer.

5.	If you accept the Company’s offer, please indicate your acceptance by signing below and returning a signed copy of this offer letter.

We look forward to your prompt affirmative response.

Sincerely,

/s/ Peter Adderton Peter Adderton CEO, Mandalay Digital Group, Inc.

ACCEPTED By: /s/ Bill Stone BILL STONE

2811 W Cahuenga Blvd. Los Angeles, CA 90068 USA P. +1 818.301.6231 F. +1 818.301.6239